UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Universal Stainless & Alloy Products, Inc.

(Name of Registrant as Specified In Its Charter)

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Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

April 12, 2019

Dear Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Universal Stainless & Alloy Products, Inc., to be held at 10:00 a.m., local time, on May 2, 2019, at the Clarion Hotel & Conference Center, 30 Lake Shore Drive E, Dunkirk, NY 14048.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the Annual Meeting. Please review them carefully.

YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend the Annual Meeting, please take a few moments now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your presence by proxy is important to establish a quorum, and your vote is important for proper corporate governance.

Thank you for your interest in Universal Stainless & Alloy Products, Inc.

Sincerely,

Dennis M. Oates

Chairman of the Board, President and Chief Executive Officer

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 2, 2019

The Annual Meeting of Stockholders will be held on May 2, 2019 beginning at 10:00 a.m., local time, at the Clarion Hotel & Conference Center, 30 Lake Shore Drive E, Dunkirk, NY 14048.

Only holders of the Company’s common stock at the close of business on March 22, 2019 will be entitled to vote at the Annual Meeting. A list of persons who were stockholders as of that date and time will be available for examination by any stockholder at the Annual Meeting and for the ten days prior to the Annual Meeting during regular business hours, at the Company’s executive offices located at 600 Mayer Street, Bridgeville, PA 15017. Stockholders as of the record date may vote in person or by proxy. At the Annual Meeting we will:

1.    Elect a Board of Directors;

2.    Vote on an advisory, non-binding resolution to approve the compensation for the Company’s named executive officers;

3.    Vote to ratify the appointment of Schneider Downs & Co., Inc. as the Company’s independent registered public accountants for 2019; and

4.    Attend to any other business properly presented at the Annual Meeting.

Your Board of Directors unanimously recommends that you vote “FOR” each of the director nominees described in this Proxy Statement, “FOR” the advisory, non-binding resolution to approve the compensation for the Company’s named executive officers and “FOR” the ratification of Schneider Downs & Co., Inc. as the Company’s independent registered public accountants for 2019.

This booklet includes the Universal Stainless & Alloy Products, Inc. Proxy Statement. Enclosed with this booklet are a proxy card and a return envelope that requires no postage if mailed within the United States. A copy of the Universal Stainless & Alloy Products, Inc. 2018 Annual Report on Form 10-K is also enclosed.

By Order of the Board of Directors,

Paul A. McGrath

Vice President of Administration, General Counsel and Secretary

April 12, 2019

Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2019.

This Proxy Statement, the 2019 President’s Letter and the 2018 Annual Report of Universal Stainless & Alloy Products, Inc. are available to review at: http://www.proxydocs.com/USAP.

April 12, 2019

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

600 MAYER STREET

BRIDGEVILLE, PENNSYLVANIA 15017

PROXY STATEMENT

For 2019 Annual Meeting of Stockholders

BACKGROUND

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Universal Stainless & Alloy Products, Inc., a Delaware corporation (“Universal Stainless” or the “Company”), of proxies to be voted at this Annual Meeting of Stockholders. This Proxy Statement and form of proxy are first being sent or given to the stockholders on or about April 12, 2019. The cost of solicitation of proxies will be borne by Universal Stainless, including expenses incurred in connection with the preparation and mailing of this Proxy Statement. The solicitation will be by mail and may also be made personally and by telephone by directors, officers and employees of Universal Stainless, without any compensation, other than their regular compensation as directors, officers or employees. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Company’s common stock, and Universal Stainless will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING PROCEDURES

Who May Vote

Universal Stainless common stockholders of record at the close of business on March 22, 2019 are entitled to vote at the Annual Meeting. Stockholders have one vote per share on each matter being voted on.

Voting Methods

Stockholders of record may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you sign, date and return your proxy card but do not mark any voting selections, your shares represented by your proxy card will be voted as recommended by the Board of Directors.

If you hold your shares in a broker, bank or other nominee account, you are a “beneficial owner” of Universal Stainless common stock. In order to vote your shares, you must give voting instructions to the “nominee holder” of your shares. Universal Stainless asks the nominee holders to obtain voting instructions from the beneficial owners of shares. Proxies that are transmitted by nominee holders on behalf of beneficial owners will be voted as instructed by the nominee holder.

Finally, you may vote in person if you attend the Annual Meeting. You may obtain directions to attend the Annual Meeting and vote in person by contacting Paul A. McGrath, Secretary, at (412) 257-7600.

We urge you to return the proxy card promptly. Unless the applicable stockholder specifies otherwise, shares covered by a signed proxy that is returned and not subsequently revoked will be voted “FOR” each of the director nominees described in this Proxy Statement, “FOR” the advisory, non-binding resolution to approve the compensation for the Company’s named executive officers and “FOR” the ratification of Schneider Downs & Co., Inc. as the Company’s independent registered public accountants for 2019.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	notifying the Secretary of Universal Stainless in writing that you have revoked your proxy;

•	sending a revised proxy dated later than the earlier proxy; or

•	voting in person at the Annual Meeting.

Quorum and Voting Information

A quorum is required to conduct business at the Annual Meeting. As of the record date, 8,764,386 shares of Universal Stainless common stock were issued and outstanding. A majority of the voting power of the issued and outstanding common stock, present in person or represented by proxy, constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting or withhold votes from director nominees, you will be considered part of the quorum. Broker non-votes also count as shares present for purposes of determining whether a quorum is present.

Abstentions are tabulated with respect to each proposal (other than with regard to the election of directors). Abstentions are not considered to be votes cast and thus will not have any effect on the outcome of any proposal to be considered at the Annual Meeting. Brokers who hold shares in street name for customers have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. A broker non-vote occurs when the broker does not have the authority to vote on a particular proposal in its discretion in the absence of voting instructions. The ratification of the appointment of Schneider Downs & Co. Inc. as the Company’s independent registered public accountants for 2019 is considered a routine matter with respect to which brokers will have the authority to vote in the absence of voting instructions. Brokers will not have the authority in the absence of voting instructions to vote in the election of directors or with respect to the approval of the advisory, non-binding resolution to approve the compensation for the Company’s named executive officers. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining whether any proposal has been approved and are not expected to have any effect on the outcome of any proposal to be considered at the Annual Meeting.

The affirmative vote of a plurality of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon is required for the election of directors. With regard to the election of directors, votes may be cast in favor of nominees or withheld. Broker non-votes will not have any effect with regard to the election of directors.

Each of (i) the approval of the advisory, non-binding resolution to approve the compensation for the Company’s named executive officers; and (ii) the ratification of the appointment of Schneider Downs & Co., Inc. as the Company’s independent registered public accountants for 2019 require the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will not have any effect with respect to these proposals.

Confidential Voting Policy

Universal Stainless maintains a policy of keeping stockholder votes confidential. Overall voting results for the matters considered at the Annual Meeting will be disclosed publicly in accordance with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”).

PROPOSALS YOU MAY VOTE ON

1.    Election of Directors

There are five nominees for election this year. Detailed information on each nominee is provided under the heading “Nominees for Election as Directors.” All directors are elected annually and serve a one-year term, until the next Annual Meeting and until their successors are duly elected and qualified. If any candidate is unable to stand for election at this Annual Meeting, the Board may reduce its size or designate a substitute. If a substitute is designated, shares represented by validly submitted and unrevoked proxies that would have been voted for the original candidate will be voted for the substituted candidate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEE DIRECTORS.

2.    Approval of the Compensation for the Named Executive Officers in an Advisory, Non-Binding Vote

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material. Our Board of Directors has adopted a policy to hold an annual advisory (non-binding) stockholder vote to approve the compensation of our named executive officers until the next stockholder vote on the frequency of such advisory votes. We are required to hold such frequency votes at least every six years, and we anticipate holding such a frequency vote at the 2023 Annual Meeting.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to provide compensation levels to attract and retain exceptional managerial talent for the present and future and to offer incentive-based programs (i) in order to challenge managers to support the corporate business goals from within their area of authority and (ii) in the interests of Company stockholders. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2018 compensation of our named executive officers.

Highlights of our executive compensation programs include the following:

•	the Compensation Committee’s intention is for a substantial portion of the named executive officers’ compensation to be at risk;

•	the balance between annual and longer-term compensation achieves consistency in goal setting that considers both short term results and building a platform for future profitable growth;

•	incentive compensation is based on measurable and objective financial and business metrics;

•	award opportunities under the incentive programs are contingent on meeting performance targets that, in the view of the Compensation Committee, are significant challenges to management; and

•

the Company has stock ownership guidelines for its named executive officers, which call for a certain level of stock ownership, which is designed to further link their interests to increased stockholder value.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure that they achieve the desired goal of offering total compensation consisting of base salary and incentive opportunities that are performance-oriented and linked to the interests of stockholders. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in that Proxy Statement.”

The “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY, NON-BINDING BASIS, OF THE COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND ANY RELATED MATERIAL DISCLOSED IN THIS PROXY STATEMENT.

3.    Ratification of the Appointment of Schneider Downs & Co., Inc. as the Company’s Independent Registered Public Accountants for 2019.

The Audit Committee has appointed Schneider Downs & Co., Inc. (“SD”) as our independent registered public accountants for 2019. The Board has directed that the appointment of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. SD has served as our independent registered public accountants since 2003.

Stockholder ratification of the selection of SD as Universal Stainless’ independent registered public accountants is not required by Universal Stainless’ By-laws or otherwise. However, the Board of Directors is submitting the appointment of SD to the stockholders for ratification as a matter of what it considers to be best practices in corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will retain discretion as to whether or not to retain SD. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Universal Stainless and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF SCHNEIDER DOWNS & CO., INC. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2019.

NOMINEES FOR ELECTION AS DIRECTORS

Dennis M. Oates, 66, has been a Director of Universal Stainless since 2007. Mr. Oates has been President and Chief Executive Officer of the Company since 2008. In 2010, Mr. Oates was elected to the additional role of Chairman of the Board of Directors. Mr. Oates served as Senior Vice President of the Specialty Alloys Operations of Carpenter Technology Corporation, a manufacturer, fabricator and distributor of specialty metals and engineered products, from 2003 to 2007. Prior to joining Carpenter in 2003, Mr. Oates served for five years as President and Chief Executive Officer of TW Metals, a distributor of metal products. Previously, he held the post of President and Chief Operating Officer for Connell Limited Partnership, a metals recycling and metal fabrication company. Mr. Oates began his career at Lukens Steel Company, a subsidiary of Lukens Inc., where he ultimately became President and Chief Operating Officer. Mr. Oates is past Chairman of the North American Specialty Metals Council and currently serves on the Metals Service Center Institute Board of Directors. Mr. Oates served as the Vice Chairman of the Specialty Steel Institute of North America from 2011 to 2016. In 2016, Mr. Oates became the Chairman of the Specialty Steel Institute of North America. Mr. Oates is a current Board Member of the National Association of Corporate Directors, Three Rivers Chapter.

The Board believes that Mr. Oates’s qualifications include among other things: extensive knowledge of the specialty steel industry and aerospace markets, significant leadership experience and a detailed understanding of the Company’s operations.

Christopher L. Ayers, 52, has been a Director of Universal Stainless since 2009. Mr. Ayers served as the President and Chief Executive Officer of WireCo WorldGroup, Inc., a leading producer of specialty steel wire ropes and high performance synthetic ropes, from 2013 to January 2017. Prior to that, Mr. Ayers served as an Executive Vice President of Alcoa Inc. and President of its Global Primary Products Business from 2010 to 2013. Prior to becoming President of that business, Mr. Ayers served as its Chief Operating Officer from 2010 to 2011. Mr. Ayers also served as the Chief Operating Officer of Alcoa Cast, Forged and Extruded Products from February 2010 to August 2010. From 1999 through 2008, Mr. Ayers served in various management roles at Precision Castparts Corp., a manufacturer of metal components and products, including as Executive Vice President from 2006 to 2008, President—PCC Forgings Division from 2006 to 2008, President—Wyman Gordon Forgings from 2004 to 2006 and Vice President/General Manager from 2003 to 2004. Mr. Ayers has served as a member of the Board of Directors of Arconic Inc. since 2017.

The Board believes that Mr. Ayers’ qualifications include among other things: extensive knowledge of the specialty steel industry and a detailed understanding of the Company’s operations.

Judith L. Bacchus, 56, has been a Director of Universal Stainless since 2018. Ms. Bacchus has been Corporate Relations Officer of Kennametal Inc., a global leader in the development and application of tungsten carbides, ceramics, super-hard materials and solutions used in metal cutting and mission-critical wear applications, since December 2015 and has been its Vice President and Chief Human Resources Officer since 2011. Ms. Bacchus served as Vice President of Human Resources Field Services at Kennametal from 2009 until 2011. She joined Kennametal in 2006 as Manager, Global Talent Acquisition. Prior to joining Kennametal, she served as Human Resources Director for Marconi Communications, the telecommunications arm of U.K.-based General Electric Corporation (GEC), which was acquired by Ericsson in 2005.

The Board believes that Ms. Bacchus’ qualifications include among other things: extensive knowledge of employee relations and a detailed understanding of the Company’s organizational structure.

M. David Kornblatt, 59, has been a Director of Universal Stainless since 2008. Since February 2014 until his retirement in July 2016, Mr. Kornblatt served as Director of Corporate Development of Triumph Group, Inc., a New York Stock Exchange-listed manufacturer of aircraft components and accessories. Prior to that, since 2009 Mr. Kornblatt was Executive Vice President, Chief Financial Officer and Treasurer of Triumph, and since 2007, Mr. Kornblatt was Senior Vice President and Chief Financial Officer of Triumph. Prior to joining Triumph,

Mr. Kornblatt held the post of Senior Vice President and Chief Financial Officer of Carpenter Technology Corporation, a manufacturer, fabricator and distributor of specialty metals and engineered products, which he joined in 2006. From 2002 until its acquisition by Johnson Controls, Inc. in 2005, Mr. Kornblatt was with York International Corporation, a supplier of heating, ventilation, air conditioning and refrigeration products, serving as Vice President of Finance for York Americas and then as Vice President and Chief Financial Officer.

The Board believes that Mr. Kornblatt’s qualifications include among other things: extensive knowledge of the aerospace markets and a detailed understanding of the financial and accounting aspects of the Company’s business.

Udi Toledano, 68, has been a Director of Universal Stainless since its founding in 1994. Mr. Toledano has served as Lead Director of the Company since his appointment to that position in 2010. Since 2013, Mr. Toledano has been the Chairman of Alleghany Capital Corporation, a subsidiary of Alleghany Corporation that oversees its private capital investments and acquisitions. Alleghany Corporation is an owner and operator of businesses with a core position in property and casualty reinsurance and insurance. Mr. Toledano managed UTA Capital LLC, a special situation investment fund, from 2010 until 2013 and was the President of AAT Capital, Inc., a private investment company, from 2008 to 2016. From 2000 until 2009, Mr. Toledano managed Millennium 3 Opportunity Fund, a venture capital fund. Mr. Toledano has served on boards of both public and private companies in various fields, including manufacturing, technology, software, real estate, consumer, and healthcare.

The Board believes that Mr. Toledano’s qualifications include among other things: experience in managing matters relevant to public companies at the board level and a detailed understanding of the financial and accounting aspects of the Company’s business.

THE BOARD OF DIRECTORS

The Board of Directors of Universal Stainless held eight meetings during 2018. During 2018, the Audit Committee held five meetings; the Compensation Committee held five meetings and the Nominating and Governance Committee held four meetings. Each director attended at least 75% of the meetings of the Board of Directors and each Committee of which they were a member. The Company expects that its directors will attend annual stockholders meetings, and all directors then in office attended our annual meeting of stockholders last year.

The Board of Directors affirmatively has determined that Messrs. Ayers, Kornblatt and Toledano and Ms. Bacchus have no relationship with the Company other than as disclosed in this Proxy Statement and are independent under applicable Nasdaq rules.

As part of regular meetings, the Board of Directors oversees the executive officers’ management of risks relevant to the Company. While the full Board of Directors has overall responsibility for risk oversight, the Board of Directors has delegated responsibility related to certain risks to the Audit Committee and the Compensation Committee. The Audit Committee is responsible for overseeing management of risks related to the Company’s financial statements and financial reporting process, the qualifications, independence and performance of the Company’s independent accountants and the performance of the Company’s internal audit function. The Compensation Committee is responsible for overseeing management of risks related to compensation of the Company’s executive officers and the Company’s equity-based and certain other compensation plans. The full Board of Directors regularly reviews reports from management on various aspects of the Company’s business, including related risks, tactics and strategies for addressing them.

Board Leadership Structure

The Board of Directors believes that Mr. Oates’s combined role of Chairman and Chief Executive Officer is in the best interests of the Company and its stockholders and that Mr. Oates is the individual best situated to serve as Chairman because of his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, his familiarity with the Company’s business and industry and his ability to identify strategic priorities essential to the future success of the Company. The Board believes that this structure provides for clear leadership responsibility and accountability, while still providing for effective corporate governance and oversight by a Board of Directors with an independent Lead Director.

Mr. Toledano serves as the Board’s Lead Director. Mr. Toledano’s responsibilities as Lead Director include the following:

•	preside at all meetings of the Board of Directors at which the Chairman is not present, including meetings of independent directors held in executive session;

•	have the authority to call meetings of the independent directors when deemed appropriate;

•	serve as a liaison between the Chairman and the independent directors;

•	consult with the Chairman on agendas and schedules for Board and committee meetings; and

•	facilitate communication between the Board of Directors and the Company’s senior management.

The Lead Director assures that appropriate independence is brought to bear on important Board and governance matters. In addition, there is strong leadership vested in and exercised by the independent committee chairs, and each director may request inclusion of specific items on the agendas for Board and committee meetings.

Considering all of the above, the Board of Directors believes a combination of the Chairman and Chief Executive Officer functions is the best Board leadership structure and is in the best interests of the Company and its stockholders at this time.

Committees of the Board of Directors

The standing committees of the Board of Directors are the Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board of Directors has determined that each member of each of these committees meets the independence standards under applicable SEC and Nasdaq rules. The Board of Directors has adopted a written charter for each of the standing committees. A current copy of the charter for each of these committees is available on the Company’s website at www.univstainless.com.

The Audit Committee currently consists of Mr. Kornblatt as Chairman and Mr. Ayers, Ms. Bacchus and Mr. Toledano. The Audit Committee reviews the scope and timing of services of Universal Stainless’ independent registered public accountants. The Audit Committee reports on Universal Stainless’ financial statements following completion of the independent registered public accountants’ audit, and Universal Stainless’ policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee appoints the independent registered public accountants for the ensuing year, and the Chairman of the Audit Committee conducts reviews of financial reports with management of the Company and the Company’s independent registered public accountants. The Audit Committee has the opportunity to meet in executive session with the Company’s independent registered public accountants at each regularly scheduled Audit Committee meeting. The Board of Directors also has delegated to the Audit Committee responsibility for reviewing and approving related party transactions, which the Company defines as those required to be disclosed by applicable regulations of the SEC, as those regulations may be amended or modified from time to time. While the Audit Committee has no written policies for the review and approval of related party transactions, the Audit Committee will analyze any proposed related party transactions against reasonable business practices.

The Compensation Committee currently consists of Mr. Ayers as Chairman, and Ms. Bacchus, Mr. Kornblatt and Mr. Toledano. The Compensation Committee reviews and authorizes the compensation and benefits of all officers of Universal Stainless, reviews general policy matters relating to compensation and benefits of employees of Universal Stainless and administers the Company’s equity compensation plans.

The Nominating and Governance Committee currently consists of Mr. Toledano as Chairman, and Mr. Ayers, Ms. Bacchus and Mr. Kornblatt. The Nominating and Governance Committee recommends candidates to be nominated by the Board of Directors for election by the stockholders to serve on the Board of Directors and creates and maintains the overall corporate governance policies for the Company.

The Nominating and Governance Committee will consider candidates proposed by the stockholders of the Company, taking into consideration the needs of the Board of Directors and the candidate’s qualifications. While we do not have a formal diversity policy, in order to find the most valuable talent available to meet these criteria, the Board of Directors generally considers candidates’ diversity in geographic origin, background and professional experience. Our goal is to include board members with the skills and characteristics that, taken together, will facilitate a strong and effective Board of Directors. The Nominating and Governance Committee considers the particular experience, attributes, reputation and qualifications of directors standing for re-election and potential nominees for election, as well as the needs of our board of directors as a whole and its individual committees. The Nominating and Governance Committee’s evaluation process does not vary based on whether the candidate is recommended by a stockholder.

To have a candidate considered by the Nominating and Governance Committee and the Board of Directors, a stockholder must submit the recommendation in writing to the Company’s Secretary at the address given on the first page of this Proxy Statement and must fully comply with Section 15 of Article III of the Company’s Second Amended and Restated Bylaws, including by providing all of the information described in that section.

Advance written notice of a proposed nomination by a stockholder must be received by the Company’s Secretary by certified mail at the principal executive offices of the Company no later than (i) with respect to an election of directors to be held at an annual meeting of stockholders, 90 days prior to the anniversary of the previous year’s annual meeting of stockholders, or (ii) with respect to an election of directors to be held at a special meeting of stockholders or at an annual meeting that is held more than 70 days prior to the anniversary of the previous year’s annual meeting, the close of business on the tenth day following the date on which notice of such meeting is first given to the stockholders.

Director Compensation

Members of the Board of Directors of Universal Stainless who are employed by Universal Stainless presently receive no additional remuneration for acting as directors. Universal Stainless currently compensates its non-employee directors at the rate of $30,000 per year, plus $3,750 for each regular quarterly meeting of the Board of Directors attended. In addition, Universal Stainless reimburses directors for reasonable out-of-pocket expenses incurred by them in connection with their attendance at Board of Directors and committee meetings. Each non-employee director is further entitled to compensation of $750 for attending each Board of Directors and committee meeting held in addition to the regularly scheduled quarterly meetings as referenced herein, up to a maximum annual payment of $10,000 for compensation relating to non-scheduled meetings. In 2018, each of the non-employee directors elected at the 2018 stockholder meeting, chose to take a portion of their compensation in the Company’s common stock at a 10% discount, provided that the director agreed to hold the stock for one year.

The members of the Board of Directors of Universal Stainless who also serve as members of the Audit Committee, Compensation Committee or Nominating and Governance Committee receive $1,000 for each regularly scheduled Audit Committee, Compensation Committee or Nominating and Governance Committee meeting attended. Two regularly scheduled Audit Committee meetings typically are held in the first quarter of the year, and one meeting typically is held in each of the remaining quarters of the year. Four regularly scheduled Compensation Committee meetings and Nominating and Governance Committee meetings ordinarily are held during the year.

Certain members of the Board of Directors of Universal Stainless are also eligible for the grant of options under the Universal Stainless & Alloy Products, Inc. 2017 Equity Incentive Plan. “Eligible Directors” are directors who are not employees of Universal Stainless and do not own in excess of 5% of the Company’s outstanding common stock. Eligible Directors are granted options to purchase 5,000 shares per year of common stock in four equal installments of 1,250 shares. The installments are granted on May 31, August 31, November 30 and February 28 of each year. The per share exercise price is equal to the closing price of a share of the Company’s common stock on The Nasdaq Global Select Market for the trading day immediately preceding the date of the grant. Options granted to Eligible Directors vest in three installments beginning on the first anniversary of the grant date, at which time 33% of the options representing whole shares will vest. On the second anniversary of the grant date, an additional 33% of the options representing whole shares will vest, and the remainder of the options will vest on the third anniversary of the grant date. Options granted to Eligible Directors will expire on the 10th anniversary of the grant date. In addition, Eligible Directors are granted Restricted Stock Units (RSUs) on May 31 of each year in an amount intended to have a value that is equivalent to the accounting value of 5,000 options at that time. RSUs granted to Eligible Directors vest in three equal annual installments beginning on the first anniversary of the grant date. All of the current directors who are not employees of Universal Stainless are Eligible Directors.

If an Eligible Director ceases to serve as a director of Universal Stainless, the options that were previously granted to that director and that are vested as of the date of such cessation may be exercised by the director after the date that the director ceases to be a director of Universal Stainless and until the expiration date of such options. If an Eligible Director ceases to serve as a director of the Company or its subsidiaries due to the Company’s mandatory retirement policy for directors, the options that were previously granted to that Eligible Director will continue to vest as specified in the grant and may be exercised by the Eligible Director after the date such Eligible Director ceases to be a director of the Company or its subsidiaries and until the expiration date of such options. If an Eligible Director ceases to serve as a director of the Company or its subsidiaries and has had ten years of service with the Company as a Director or as an employee, the options that were granted subsequent to February 2, 2013 to that Eligible Director will continue to vest as specified in the grant and may be exercised by the Eligible

Director after the date such Eligible Director ceases to be a director of the Company or its subsidiaries and until the expiration date of such options. If an Eligible Director dies while a director of Universal Stainless, the options that have been previously granted to that director and that are vested as of the date of his or her death may be exercised by the administrator of the director’s estate, or by the person to whom those options are transferred by will or the laws of descent and distribution. Except as described above, unvested options will expire on the date an Eligible Director ceases to serve as a director of Universal Stainless. In no event, however, may any option be exercised after the expiration date of such option.

2018 Non-employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Christopher L. Ayers	56,500	41,366	63,050	160,916
Judith L. Bacchus(4)	36,510	32,850	31,113	100,473
Douglas M. Dunn(5)	14,500	—	16,550	31,050
M. David Kornblatt	56,500	41,366	63,050	160,916
Udi Toledano	56,500	41,366	63,050	160,916

(1)	In 2018, Messrs. Ayers, Kornblatt and Toledano each received 145 shares of the Company’s common stock in lieu of their annual fees.

(2)	Amounts in this column reflect (a) the incremental value of the shares of the Company’s common stock received by each non-employee director in lieu of thier annual fees for 2018 and (b) the full grant date fair values of RSUs granted during the fiscal year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation. Each current non-employee director had the following stock awards outstanding (all of which were RSU’s) as of December 31, 2018: Mr. Ayers 2,842, Mr. Kornblatt 2,842, Mr. Toledano 2,842 and Ms. Bacchus 1,665.

(3)	Amounts in this column reflect the full grant date fair values of option awards granted during the fiscal year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Compensation—Stock Compensation. The assumptions made in calculating the grant date fair value of the option awards are set forth in Note 9 to the Company’s audited financial statements for the year ended December 31, 2018, which are located in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2018. As of December 31, 2018, each current non-employee director of the Company had the following number of option awards outstanding: Mr. Ayers 82,500, Ms. Bacchus 2,500, Mr. Kornblatt 85,000 and Mr. Toledano 87,500.

(4)	Ms. Bacchus was appointed to the Board of Directors on June 11, 2018.

(5)	Mr. Dunn was not eligible for nomination for election as a Director at the Company’s 2018 Annual Meeting of Stockholders under the Company’s mandatory retirement policy for Directors and retired as a Director of the Company on May 2, 2018.

Stock Ownership Guidelines

Non-employee directors are expected to have direct ownership of at least 5,000 shares of the Company’s common stock prior to five years from the date of their initial election to the Board of Directors. Subject to limited exceptions, until a director reaches the applicable ownership amount, the director may not sell shares of the Company’s common stock without obtaining prior approval of the Board of Directors. The Board of Directors has determined that each director has achieved the applicable ownership amount to be in compliance with the guidelines or is making acceptable progress to achieving such ownership.

Mandatory Retirement Policy

The Board of Directors has adopted a mandatory retirement policy with respect to the Company’s directors. Under the policy, directors who attain the age of 75 prior to an annual meeting of the Company’s stockholders are not eligible to be nominated for re-election to the Company’s Board of Directors at that annual meeting.

Stockholder Communications with Directors

The Board of Directors has approved a process for stockholders to communicate with its members. Stockholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board of Directors as a whole, to a particular director, to the non-employee directors as a group or any other group of directors or committee of the Board, in care of Paul A. McGrath, Secretary, Universal Stainless & Alloy Products, Inc. at the address given on the first page of this Proxy Statement. Unless the communication is primarily commercial in nature or pertains to a topic that is irrelevant or improper for director consideration, the Secretary will forward the communication to the director or directors to whom it is addressed. Any communication involving solely a request for information about the Company, such as an inquiry about stock-related matters, may be handled directly by the Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of common stock of Universal Stainless, as of March 22, 2019, except as noted below, by (i) each stockholder known to Universal Stainless to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of Universal Stainless, (iii) each of the named executive officers of Universal Stainless and (iv) all directors and executive officers of Universal Stainless as a group. As of March 22, 2019, there were 8,764,386 shares of the Company’s common stock issued and outstanding. In each case, except as otherwise indicated in the footnotes to the table, the number of shares shown in the second column are owned directly by the entities, individuals or members of the group named in the first column, with sole voting and dispositive power. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations. Inclusion in the table of shares not owned directly by a director or executive officer does not constitute an admission that such shares are beneficially owned by the director or executive officer for any other purpose.

	BENEFICIAL OWNERSHIP(1)
Name	Number of Shares	Percent of Total
RBC Global Asset Management (U.S.) Inc.(2)	1,027,711	11.7%
Dimensional Fund Advisors LP(3)	729,467	8.3%
BlackRock, Inc.(4)	578,544	6.6%
Royce & Associates, LP(5)	487,949	5.6%
Christopher L. Ayers(6)(7)	93,278	1.1%
Dennis M. Oates(6)(8)	161,141	1.8%
Judith L. Bacchus(6)(7)	555	*
M. David Kornblatt(6)(7)	97,778	1.1%
Udi Toledano(6)(7)(9)	160,578	1.8%
Christopher T. Scanlon(6)(8)	4,041	*
Christopher M. Zimmer(6)(8)	60,174	*
Graham McIntosh(6)(8)	31,115	*
Paul McGrath(6)(8)	54,171	*
All Executive Officers and Directors as a Group (nine persons)(10)	662,831	7.2%

*	Less than 1%.

(1)	For purposes of this table, “beneficial ownership” is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Address is: 50 South Sixth Street, Suite 2350, Minneapolis, MN 55402. The information provided is based solely on a Schedule 13G/A filed by RBC Global Asset Management (U.S.) Inc. on January 30, 2019. RBC Global Asset Management (U.S.) Inc. is reported therein as having shared voting power over 711,624 shares and shared dispositive power over 1,027,711 shares.

(3)	Address is: Building One, 6300 Bee Cave Road, Austin, TX 78746. The information provided is based solely on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 8, 2019. Dimensional Fund Advisors LP is reported therein as having sole voting power over 700,010 shares and sole dipositive power over 729,467 shares.

(4)

Address is: 55 East 52nd Street, New York, NY 10055. The information provided is based solely on a Schedule 13G filed by BlackRock, Inc. on January 2, 2019. BlackRock, Inc. is reported therein as having sole voting power over 558,568 shares and sole dispositive power over 578,544 shares.

(5)	Address is: 745 Fifth Avenue, New York, NY 10151. The information provided is based solely on a Schedule 13G/A filed by Royce & Associates, LP on January 16, 2019. Royce & Associates, LP is reported therein as having sole voting power and sole dipositive power over 487,949 shares.

(6)	Address is: c/o Universal Stainless & Alloy Products, Inc., 600 Mayer Street, Bridgeville, PA 15017.

(7)

Includes options to purchase 74,134, 0, 76,634 and 79,134 shares of common stock for Mr. Ayers, Ms. Bacchus, Mr. Kornblatt and Mr. Toledano, respectively, which have vested or will vest within 60 days of the date of this Proxy

Statement. Also included are restricted stock units of 1,136 shares of common stock for each of Messrs. Ayers, Kornblatt and Toledano and restricted stock units of 555 shares of common stock for Judith Bacchus which will vest within 60 days of the date of this Proxy Statement.

(8)	Includes options to purchase 85,650, 3,750, 36,500, 15,500 and 33,625 of common stock for Messrs. Oates, Scanlon, Zimmer, McIntosh and McGrath, respectively, which have vested or will vest within 60 days of the date of this Proxy Statement.

(9)	Includes shares of common stock of Universal Stainless owned by Mr. Toledano’s wife, with respect to which Mr. Toledano disclaims any beneficial ownership.

(10)	Includes options of all the directors and executive officers of the Company as of March 22, 2019 to purchase an aggregate of 401,177 shares of common stock which have vested or will vest within 60 days of the date of this Proxy Statement and includes Restricted Stock Units of all the directors and executive officers of the Company as of March 22, 2019 of an aggregate of 3,963 shares of common stock which have vested or will vest within 60 days of the date of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objective

The Company’s Compensation Committee is responsible for establishing and administering the Company’s policies governing the compensation of its executive officers, who are appointed by the Company’s Board of Directors. The Compensation Committee is composed entirely of non-employee directors. The primary objectives of the Company’s executive compensation program are to attract, motivate and retain the executive talent needed to achieve the Company’s business strategies and long-range plans and to create and sustain stockholder value in a competitive environment.

The Compensation Committee employs the following principles to provide an overall framework for the compensation of the Company’s executive officers:

•	reward strong performance;

•	motivate executive officers to perform at a higher level;

•	tie a meaningful portion of executives’ total compensation to the Company’s annual and long-term financial performance and the creation of stockholder value;

•	encourage executives to manage from the perspective of stockholders as a result of their equity stakes in the Company;

•	offer compensation opportunities that attract and motivate qualified talent; and

•	retain those with the leadership abilities and skills necessary for building long-term stockholder value.

Compensation Categories

The Compensation Committee considers all elements of compensation when determining total compensation and the individual components of total compensation. The Compensation Committee allocates total compensation between that being paid currently and long-term compensation, cash and non-cash compensation and equity and other forms of non-cash compensation. The Compensation Committee believes that each of these compensation categories provides incentives and rewards to address different elements of the compensation program’s objective, and when considered together serve to achieve the Company’s overall compensation objectives.

The Compensation Committee examines each of the compensation principles to determine the basis for allocating compensation to each different form of award. For example, the Compensation Committee examines the relationship of the award to the achievement of the Company’s long-term goals, management’s exposure to downside equity performance risk and the analysis of the cost to the Company versus expected benefit to the executive. As part of this analysis, the Compensation Committee believes that a meaningful portion of each executive’s compensation should be placed at-risk and linked to the accomplishment of results that are expected to lead to the creation of value for the Company’s stockholders from both the short-term and long-term perspectives.

The Compensation Committee recognizes that currently paid cash compensation provides the Company’s executives with short-term rewards for success in achieving individual and Company performance goals. Currently paid cash consideration includes base salary and annual cash incentive compensation. The Compensation Committee believes that providing executives with competitive currently paid cash consideration is a central element of attracting, retaining and motivating qualified executives.

The Compensation Committee believes that currently paid non-cash compensation in the form of limited and reasonable perquisites provides the Company’s executives with similar benefits as currently paid cash compensation. Items of currently paid non-cash compensation for certain named executive officers include a Company provided vehicle or car allowance, Company-sponsored health insurance and other non-cash benefits.

The Compensation Committee believes that long-term compensation is best provided by stock awards to management, which ties a meaningful portion of management’s compensation to the Company’s long-term performance and success. Equity compensation items such as stock options, restricted stock units (RSUs) and the Company’s employee stock purchase program are intended to align the executives’ compensation potential with the performance of the Company and the creation of value for our stockholders.

Evaluation of Stockholder “Say on Pay” Vote Results

When establishing or modifying the Company’s compensation programs and arrangements for 2018 and its ongoing compensation philosophies and practices, the Compensation Committee took into account the results of the stockholder advisory vote on executive compensation, or “say on pay” vote, which occurred at our annual meeting in 2018. In that vote, approximately 97.7% of the votes cast approved our compensation programs and policies. The Compensation Committee believes that the strong support from our stockholders for the say on pay vote is evidence that the Company’s stockholders overall believe that our pay-for-performance policies are working and that those policies are aligned with our stockholders’ interests.

Compensation Elements

Our executive compensation program consists primarily of the following elements:

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the 2018 base salaries of the executive officers other than the Chief Executive Officer, the Compensation Committee and our Chief Executive Officer considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the historical base salary of the individual, the terms of the individual’s employment agreement and the recommendations from the Chief Executive Officer. The Compensation Committee considered these same factors in establishing the base salary of the Chief Executive Officer, as well as additional factors such as the Chief Executive Officer’s industry experience and profile. In addition, the Compensation Committee considered competitive market practices with respect to these salaries based on the Compensation Committee members’ knowledge of the market and publicly-available data on certain competitor companies provided by management, although it did not set base salaries according to specific benchmarking standards.

The salaries of the executive officers are reviewed on an annual basis, as well as at the time of promotion or other changes in responsibilities, and modified for merit, the general performance of the Company, the executive’s success in meeting or exceeding individual performance objectives and if significant corporate goals were achieved. If necessary, the Compensation Committee also reviews base salaries with market levels for the same positions in the companies of similar size to the Company. The terms of the employment agreements with the executive officers are also considered in the annual salary review process. In addition, the Compensation Committee also evaluates the performance of the Company and general market conditions.

Annual Incentive Compensation

In 2018, the Compensation Committee utilized a variable incentive compensation plan intended to align the compensation with the performance expectations of the Board of Directors to motivate and reward executive officers and senior management for the achievement of Company performance metrics. The performance metrics are developed with consideration to the annual budget. The budget plan for a given fiscal year is developed at the business unit and corporate levels and is then reviewed and approved by our Board of Directors. Each of the executive officers and senior management are eligible for variable incentive compensation expressed as a percentage of their individual base salary. Performance criteria under the Company’s variable incentive compensation plan are adjusted to eliminate the effects of accounting changes, unplanned acquisitions and other unforeseen changes that have an effect on the performance measurements. The Company’s variable incentive compensation plan also allows the Chief Executive Officer to recommend, and the Compensation Committee to award, additional discretionary bonuses to employees, including executive officers, based on outstanding individual performance.

In order to align the incentive with the interests of the shareholders, the variable compensation plan is tied to metrics for Earnings per Share (EPS) and Managed Working Capital as a percentage of Sales (MWC). The Compensation Committee considers EPS to be a fair measure of management’s performance and MWC to be a fair measurement of longer-term management of the Company’s assets. Recognizing that customer retention and growth is important to the long-term performance of the Company, another targeted goal is established for On Time Performance (OTP) based on the importance that OTP has in retaining and acquiring new customers. An additional targeted goal is that of Safety Performance, realizing that the safety of the employees is of vital importance and having the Safety Performance as part of the metrics will promote a safe culture throughout the Company.

For the Chief Executive Officer, the annual variable compensation metrics include threshold metrics which equal 50% of his annual base salary, target metrics which equal 100% of his annual base salary and maximum metrics which in the aggregate amount to annual variable compensation equal to 145% of his annual base salary. Certain executive officers have annual variable compensation threshold metrics of 40% of their annual base salary and target metrics of 80% of their annual base salaries, with maximum metrics which in the aggregate amount to annual variable compensation equal to 116% of their annual base salaries. Other executive officers have annual variable compensation threshold metrics of 33% of their annual base salary and target metrics of 67% of their annual base salaries, with maximum metrics which in the aggregate amount to annual variable compensation equal to 97% of their annual base salaries.

The variable compensation plan for 2018 consisted of four weighted components, each with separate metrics for threshold, target and maximum values, and a fifth metric based on the individual achieving certain goal with the compensation potential of 10% of the total target amount. The components, metrics and weighting are as follows:

Component	Threshold	Target	Maximum	Weight
Earnings per Share	$0.84	$1.05	$1.30	55%
Managed Working Capital as a % of Sales	50.0%	45.0%	40.0%	15%
On Time Performance Measured during 2nd half of year.	85%	87%	92%	15%
Safety Performance (OSHA Recordables)	2.7	2.3	2.0	5%
Individual Performance				10%

For 2018, management performance met the EPS maximum value, exceeded the MWC target value while falling short of the OTP and Safety thresholds. The executive officers and certain management employees did not receive compensation for individual performance while some management employees did receive individual performance compensation. The amounts payable to each of the named executive officers under the variable incentive compensation plan for 2018 are reflected in the Summary Compensation Table. Historically the Company used the variable incentive compensation plan as an opportunity to pay the executive officers a cash bonus in order to align the compensation of executive officers with the performance expectations of the Board of Directors and to motivate and reward such officers for their respective roles in the Company’s achievement of certain performance metrics. The Company has offered each executive officer who participated in the variable incentive compensation plan in 2018 the opportunity to receive payment of all or any portion of the amount earned by such individual pursuant to the plan for 2018, as designated by such individual, in shares of the Company’s common stock, in lieu of a cash payment, with the number of shares determined based on (i) the amount of the award under the variable incentive compensation plan otherwise payable to such individual in cash elected by such individual to be paid in common stock, as adjusted to reflect a 10% discount to such amount elected by the Participant to be received in common stock, and (ii) the closing price for the common stock on February 8, 2019. The executive officers who elected to receive payment in shares of common stock of all or any portion of the amount earned by such individual pursuant to the variable incentive compensation plan for 2018 agreed to not trade such stock for one year from the grant date.

2017 Equity Incentive Plan

The purpose of the Company’s 2017 Equity Incentive Plan is to provide long-term incentives for the Company’s directors and key employees to further the growth, development and financial success of the Company and its subsidiaries by allowing participants to personally benefit through the ownership of the Company’s common stock. The Board of Directors also believes that the 2017 Equity Incentive Plan enables the Company to obtain and retain the services of the directors and key employees who are considered important to the Company’s long-range success by offering them an opportunity to own shares of the Company’s common stock.

The number and mix of equity incentive awards granted to an executive officer under the 2017 Equity Incentive Plan is intended to reward prior performance, increase the potential of retaining the individual and encourage future performance. Generally, the Compensation Committee does not consider an executive officer’s equity holdings or previous equity grants in determining the number of equity incentive awards to be granted. The Compensation Committee believes that the Company’s long-term incentive compensation program furthers the Company’s emphasis on a positive correlation between compensation and performance.

The Compensation Committee is the plan administrator for the 2017 Equity Incentive Plan. In prior years, the Compensation Committee granted annual stock option awards to executive officers, with the exercise price of the grant being the closing price of the Company’s common stock on the trading day immediately preceding the date of grant. This practice was consistent, and no grants were coordinated with the public release of non-public material information. In 2018, the Committee continued to grant restricted stock units in order to provide an additional mix of executive equity awards that would reward long-term stability and growth in stock value.

The equity awards made in 2018 are reflected in the Summary Compensation Table below. Generally, grants of equity awards are made on the basis of level of responsibility, continued service to the Company and performance. The stock options generally vest over four years, with one-fourth vesting on each of the first four anniversary dates of the grant, contingent upon the executive officer’s continued employment with the Company, with vesting subject to acceleration in limited circumstances. Stock options granted under the 2017 Equity Incentive Plan have a maximum life of 10 years and an exercise price equal to the closing price of the Company’s common stock on the trading day immediately preceding the date of grant. The RSUs generally are scheduled to cliff vest on the fourth anniversary of the grant date.

Retirement Plans

The Company maintains a 401(k) retirement plan for its hourly and salaried employees. Pursuant to the plan, participants may elect to make pre-tax and after-tax contributions to the plan, subject to certain limitations imposed under the plan and the Internal Revenue Code of 1986, as amended. In addition, the Company is required to make periodic contributions to the plans based on service, except as described below.

The Company also participates in the Steelworkers Pension Trust (the “Trust”), a multi-employer defined benefit pension plan that is open to all hourly and salaried employees associated with the Bridgeville facility, which includes each of the named executive officers. The Company makes periodic contributions to the Trust based on hours worked at a fixed rate for each hourly employee and a fixed monthly contribution on behalf of each salaried employee. The Company also makes a monthly contribution to the 401(k) retirement plan on behalf of each salaried employee. The amount of the contribution will be dependent upon each salaried employee’s contribution to the 401(k) retirement plan. The hourly and salaried employees may continue to make their own contributions to the 401(k) retirement plan.

Employee Stock Purchase Plan

Under the 1996 Employee Stock Purchase Plan, (the “Purchase Plan”), the Company is authorized to issue up to 300,000 shares of common stock to its full-time employees, nearly all of whom are eligible to participate. Under the terms of the Purchase Plan, employees can choose as of January 1 and July 1 of each year to have up to 10% of their total earnings withheld to purchase up to 100 shares of the Company’s common stock each six-month period. The purchase price of the stock is 85% of the lower of its beginning-of-the-period or end-of-the-period market prices.

Executive Severance Arrangements

The Company provides certain severance benefits to its executive officers. These benefits help the Company to attract and retain an appropriate caliber of talent for its senior officer positions. With respect to executive officers, these severance benefits in part are intended to reflect the fact that it may be difficult for these employees to find comparable employment within a short period of time. The Company believes that its severance benefits are consistent with the level of benefits necessary to attract and retain the executive officers. The severance benefits are provided in connection with employment agreements entered into with the executive officer and are more fully described below under “Executive Severance Benefits and Potential Payments Upon Change of Control.”

Other Benefits and Perquisites

The Company provides the opportunity for its executive officers to receive certain perquisites and general health and welfare benefits. The Company offers these benefits to provide an additional incentive for its executives, to remain competitive in the general marketplace for executive talent and to enable its executives to better focus on their performance.

The Company has or may provide the following personal benefits and perquisites to its executive officers:

•	eligibility to participate in the Company’s health, dental, vision, disability and life insurance programs;

•	a Company-provided vehicle or car allowance, along with the reimbursement of expenses related to operating, maintaining and insuring the vehicle; and

•	select club memberships.

Stock Ownership Guidelines

The Board of Directors has implemented stock ownership guidelines for the Company’s executive officers. The executive officers are expected to reach the applicable ownership amounts prior to five years from the date of their appointment or the designation by the Board of Directors causing the individual to become subject to the guidelines, whichever is later. The Chief Executive Officer is expected to acquire and hold 48,000 shares of the Company’s common stock, at least 12,000 of which are to be directly owned and the balance of which may be beneficially owned in the form of stock options or other equity awards. The Chief Financial Officer and other executive officers are expected to acquire and hold 16,000 shares of common stock, at least 4,000 of which are to be directly owned and the balance of which similarly may be beneficially owned. Subject to limited exceptions, until any person subject to the guidelines reaches the applicable ownership amounts, the person may not sell shares of the Company’s common stock without obtaining prior approval of the Board of Directors. The Board of Directors has determined that each executive officer subject to the stock ownership guidelines has achieved the applicable ownership amounts to be in compliance with the guidelines or is making acceptable progress to achieving such ownership. The Board of Directors will continue to monitor best practices and review the stock ownership guidelines to determine if adjustments to the guidelines are warranted.

Internal Revenue Code Section 162(m) Deductibility Limit

With certain exceptions, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to any one named executive officer (“NEO”) in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. In 2017 and prior years, the Compensation Committee designed awards, including awards of stock options, that were intended to qualify for this performance-based compensation exception. However, the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that the Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our NEOs generally will not be deductible. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to the NEOs, the Compensation Committee, consistent with its past practice, will design compensation programs that are intended to be in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Risk Assessment

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results helps to mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our compensation programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our executive officers are challenging company-wide metrics, which means executives will receive incentive compensation only when the Company meets or exceeds such performance metrics. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our stockholders. Finally, the multi-year vesting of our equity awards and our stock ownership guidelines properly account for the time horizon of risk. As a result, we do not believe that our compensation policies create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee administers the Company’s executive compensation programs and policies. The Compensation Committee consists of Mr. Ayers, Ms. Bacchus, Mr. Kornblatt and Mr. Toledano with Mr. Ayers serving as the chairman of the committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Compensation Committee

Christopher L. Ayers, Chairman

Judith L. Bacchus

M. David Kornblatt

Udi Toledano

EXECUTIVE COMPENSATION

The table below summarizes the compensation earned by the individuals, including the Chief Executive Officer and the Chief Financial Officer, who were our named executive officers for 2018, in accordance with SEC rules.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Dennis M. Oates,(6)	2018	441,923	38,820	83,248	416,882	2,184	21,455	1,004,512
Chairman, President and Chief Executive Officer	2017	426,923	40,580	96,320	87,586	2,106	23,045	676,560
	2016	411,256	545,750	106,730	160,843	2,080	16,372	1,243,031

Christopher T. Scanlon,(6)	2018	152,980	19,410	225,990	120,025	1,456	680	520,541
Vice President of Finance,
Chief Financial Officer and Treasurer

Christopher M. Zimmer,	2018	267,657	154,101	43,560	198,729	2,184	21,644	687,875
Executive Vice President, Chief Commercial Officer	2017	258,337	30,435	50,400	41,586	2,106	21,193	404,057
	2016	249,508	191,750	36,945	63,687	2,080	16,522	560,492

Graham McIntosh,	2018	244,153	154,101	43,560	180,785	2,184	1,040	625,823
Executive Vice President of Technology, Chief Technology Officer	2017	222,623	20,290	33,600	33,470	2,106	1,454	313,543
	2016	212,908	191,750	36,945	54,344	2,080	1,793	499,820

Paul A. McGrath,	2018	225,069	19,410	29,040	141,478	2,184	8,320	425,501
Vice President Administration, General Counsel and Secretary	2017	218,327	20,290	33,600	33,620	2,106	10,126	318,069
	2016	211,805	44,250	36,945	55,173	2,080	10,126	360,379

(1)	Amounts in the Stock Awards column represent the full grant date fair values of RSUs granted during the fiscal year, determined in accordance with FASB ASC Topic 718.

(2)	Amounts in this column reflect the full grant date fair values of option awards granted during the fiscal year, determined in accordance with FASB ASC Topic 718. The assumptions made in calculating the grant date fair value of the option awards are set forth in Note 9 to the Company’s audited financial statements for the year ended December 31, 2018, which are located in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2018.

(3)	Amounts in the Non-Equity Incentive Plan Compensation column represent cash awards under the variable incentive compensation plan as well as the incremental value of the discounted stock purchased under the variable incentive compensation plan, which is described in the Compensation Discussion and Analysis of this Proxy Statement under “Annual Incentive Compensation”.

(4)	Amounts in this column reflect the change in the value of the executive officer’s benefits under the Trust, a multi-employer pension plan sponsored by the United Steelworkers, based on the annual contribution to the Trust that the Company was required to pay to fund the executive’s benefit accrued under the Trust for each year.

(5)	Reflects amounts payable to or on behalf of the respective executive for the following: Company contributions to the 401(k) Plan. In addition, the 2018 amount includes (i) $7,280 in membership fees for Messrs. Oates, Zimmer and McGrath to the Southpointe Golf Club (ii) $5,524 in membership fees for Mr. Oates and $5,524 in membership fees for Mr. Zimmer to Firestone Country Club (iii) $5,745 for an individual life insurance policy and $1,866 for personal use of a company vehicle for Mr. Oates and (iv) a $7,800 automobile allowance for Mr. Zimmer.

(6)	Mr. Scanlon was appointed Vice President of Finance, Chief Financial Officer and Treasurer of the Company on April 2, 2018. Mr. Oates served as the Company’s principal financial officer following the effectiveness of the resignation of Mr. Scanlon’s predecessor until the appointment of Mr. Scanlon.

2018 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
Dennis M. Oates		$221,260	$442,521	$663,781
	11/29/18					8,600	19.41	83,248
	11/29/18				2,000			38,820
Christopher T. Scanlon		$64,559	$129,118	$193,677
	4/2/18					15,000	27.50	196,950
	11/29/18					3,000	19.41	29,040
	11/29/18				1,000			19,410
Christopher M. Zimmer		$107,189	$214,379	$321,568
	2/27/18				4,765			124,986
	11/29/18					4,500	19.41	43,560
	11/29/18				1,500			29,115
Graham McIntosh		$96,613	$193,225	$289,838
	2/27/18				4,765			124,986
	11/29/18					4,500	19.41	43,560
	11/29/18				1,500			29,115
Paul A. McGrath		$75,111	$150,223	$225,334
	11/29/18					3,000	19.41	29,040
	11/29/18				1,000			19,410

(1)	Reflects awards opportunities for 2018 under the Company’s variable incentive compensation plan, which is more fully described in the Compensation Discussion and Analysis of this Proxy Statement under “Annual Incentive Compensation”.

(2)	The Restricted Stock Units reflected in this table are scheduled to vest as follows: for Mr. Oates, 2,000; for Messrs. Zimmer and McIntosh, 6,265 and for Messrs. McGrath and Scanlon, 1,000 will all vest on the fourth anniversary of the grant date.

(3)	The option awards reflected in this table are scheduled to vest in four equal installments on the first four anniversaries of the grant date.

(4)	The assumptions made in calculating the grant date fair value with respect to the option awards are set forth in Note 9 to the Company’s audited financial statements for the year ended December 31, 2018, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested
Dennis M. Oates	85,650	26,550	(1)		10,000 @ 18.49	08/31/2019
					12,500 @ 23.07	09/17/2020
					12,500 @ 38.16	12/23/2021
					12,500 @ 32.78	11/11/2023
					14,500 @ 26.14	11/19/2024
					20,000 @ 11.18	11/11/2025
					13,000 @ 14.75	12/22/2026	22,000	356,620
					8,600 @ 20.29	11/9/2027	2,000	32,420
					8,600 @ 19.41	11/26/2028	2,000	32,420

Christopher T. Scanlon	—	18,000	(2)	—	15,000 @ 27.50	3/30/2028
					3,000 @ 19.41	11/26/2028	1,000	16,210

Christopher M. Zimmer	36,500	12,000	(3)	—	5,000 @ 18.49	08/31/2019
					5,000 @ 23.07	09/17/2020
					5,000 @ 38.16	12/23/2021
					5,000 @ 32.78	11/11/2023
					7,500 @ 26.14	11/19/2024
					7,500 @ 11.18	11/11/2025
					4,500 @ 14.75	12/22/2026	8,000	129,680
					4,500 @ 20.29	11/9/2027	1,500	24,315
					4,500 @ 19.41	11/26/2028	6,265	101,555

Graham McIntosh	13,625	10,875	(4)	—	5,000 @ 26.14	11/19/2024
					7,500 @ 11.18	11/11/2025
					4,500 @ 14.75	12/22/2026	8,000	129,680
					3,000 @ 20.29	11/9/2027	1,000	16,210
					4,500 @ 19.41	11/26/2028	6,265	101,555

Paul A. McGrath	33,625	9,375	(5)	—	5,000 @ 18.49	8/31/2019
					5,000 @ 23.07	9/17/2020
					5,000 @ 38.16	12/23/2021
					5,000 @ 32.78	11/11/2023
					5,000 @ 26.14	11/19/2024
					7,500 @ 11.18	11/11/2025
					4,500 @ 14.75	12/22/2026	3,000	48,630
					3,000 @ 20.29	11/9/2027	1,000	16,210
					3,000 @ 19.41	11/26/2028	1,000	16,210

(1)	These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 5,000 option shares will vest on November 11, 2019; 3,250 option shares will vest on each of December 22, 2019 and December 22, 2020; 2,150 option shares will vest on each of November 9, 2019, November 9, 2020 and November 9, 2021; and 2,150 option shares will vest on each of November 29, 2019, November 29, 2020, November 29, 2021 and November 29, 2022.

(2)	These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 3,750 option shares will vest on each of April 2, 2019, April 2, 2020, April 2, 2021 and April 2, 2022; and 750 option shares will vest on each of November 29, 2019, November 29, 2020, November 29, 2021 and November 29, 2022.

(3)	These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 1,875 option shares will vest on November 11, 2019; 1,125 option shares will vest on each of December 22, 2019 and December 22, 2020; 1,125 option shares will vest on each of November 9, 2019, November 9, 2020 and November 9, 2021; and 1,125 option shares will vest on each of November 29, 2019, November 29, 2020, November 29, 2021 and November 29, 2022.

(4)	These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 1,875 option shares will vest on November 11, 2019; 1,125 option shares will vest on each of December 22, 2019 and December 22, 2020; 750 option shares will vest on each of November 9, 2019, November 9, 2020 and November 9, 2021; and 1,125 option shares will vest on each of November 29, 2019, November 29, 2020, November 29, 2021 and November 29, 2022.

(5)	These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 1,875 option shares will vest on November 11, 2019; 1,125 option shares will vest on each of December 22, 2019 and December 22, 2020; 750 option shares will vest on each of November 9, 2019, November 9, 2020 and November 9, 2021; and 750 option shares will vest on each of November 29, 2019, November 29, 2020, November 29, 2021 and November 29, 2022.

2018 Option Exercises and Stock Vested

The table below provides information regarding exercised options and vested Restricted Stock Units. Net shares received by each named executive officer upon exercise or vesting of equity awards, after shares are withheld for taxes, are subject to the stock ownership guidelines each as described in the Compensation Discussion and Analysis section above

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Oates	10,000	121,100	15,000	217,950
Mr. Scanlon	—	—	—	—
Mr. Zimmer	5,000	54,450	5,000	72,650
Mr. McIntosh	—	—	5,000	72,650
Mr. McGrath	5,000	60,550	—	—

(1)	Reflects the gross number of shares received upon the exercise of options.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Dennis M. Oates	Steelworkers Pension Trust	11	21,585	—
Christopher T. Scanlon	Steelworkers Pension Trust	.7	1,456	—
Christopher M. Zimmer	Steelworkers Pension Trust	11	21,117	—
Graham McIntosh	Steelworkers Pension Trust	5.4	11,189	—
Paul A. McGrath	Steelworkers Pension Trust	16	35,093	—

In January 2003, the Company began participating in the Trust, a qualified multi-employer defined benefit pension plan sponsored by the United Steelworkers. Prior to that time, the Company had not provided any form of qualified or nonqualified defined benefit retirement benefits to employees, including the executive officers. For each year of participation in the Trust, the participant is entitled to receive an annual life annuity upon retirement at or following age 65 based on the Company contribution and the benefit rate determined by the Trust administrator. The Company is obligated to make a monthly contribution to the Trust on behalf of each participant. The standard form of distribution under the Trust consists of a single life annuity for unmarried participants and a joint and 50% survivor annuity for married participants. The participant is vested once they obtain five years of credited service.

Employment Agreements with Named Executive Officers and Employee Directors

In December 2007, Dennis M. Oates entered into an employment agreement with the Company related to his service as President and Chief Executive Officer of the Company. The employment agreement had an initial term which commenced on January 2, 2008 and continued until December 31, 2008, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. Oates received an initial annual base salary of $300,000 per year, with the annual base salary being subject to increase by the Board. Mr. Oates also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. Oates is eligible for variable incentive compensation up to 150% of his annual base salary. If Mr. Oates’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months under the Company’s disability plan. If Mr. Oates’s employment is terminated by the Company without cause or if Mr. Oates resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to 1.5 times his full annual base salary and 18 months of continued health care benefits at no cost to him.

In April 2018, Christopher T. Scanlon entered into an employment agreement with the Company related to his service as Vice President of Finance, Chief Financial Officer and Treasurer of the Company. The employment agreement had an initial term which commenced as of April 2, 2018 and continues until April 30, 2019, subject to automatic one-year extensions starting on May 1, 2019, unless either party elects not to extend the term. Mr. Scanlon received an initial annual base salary of $215,000 per year, with the annual base salary being subject to increase by the Board. Mr. Scanlon also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. Scanlon is eligible for variable incentive compensation up to 120% of his base salary. If Mr. Scanlon’s employment is terminated by the Company without cause or if Mr. Scanlon resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to his full base pay rate for 12 months and 12 months of continued health care benefits at no cost to him.

In April 2008, Christopher M. Zimmer entered into an employment agreement with the Company related to his service as Vice President of Sales and Marketing of the Company. The employment agreement had an initial term which commenced on April 21, 2008 and continued until April 31, 2009, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. Zimmer received an initial annual base salary of $170,000 per year, with the annual base salary being subject to increase by the Board. Mr. Zimmer also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. Zimmer is eligible for variable incentive compensation up to 120% of his base salary. If Mr. Zimmer’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months under the Company’s disability plan. If Mr. Zimmer’s employment is terminated by the Company without cause or if Mr. Zimmer resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to 18 months of his monthly base salary and 18 months of continued health care benefits at no cost to him.

In August 2015, Graham McIntosh entered into an employment agreement with the Company related to his service as Vice President of Technology and Chief Technology Officer of the Company. The employment agreement had an initial term which commenced on August 5, 2015 and continued until July 31, 2016, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. McIntosh received an initial annual base salary of $210,000 per year, with the annual base salary being subject to increase by the Board. Mr. McIntosh also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. McIntosh is eligible for variable incentive compensation up to 120%

of his base salary. If Mr. McIntosh’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months under the Company’s disability plan. If Mr. McIntosh’s employment is terminated by the Company without cause or if Mr. McIntosh resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to 12 months of his base salary and an equal number of months of continued health care benefits at no cost to him.

In February 2008, Paul A. McGrath entered into an employment agreement with the Company related to his service as Vice President of Administration, General Counsel and Corporate Secretary of the Company. The employment agreement had an initial term which commenced as of February 21, 2008 and continued until December 31, 2010, subject to automatic one-month extensions starting on November 1, 2008, and on the first day of each month thereafter the term of the Agreement is extended for one additional month, thereby maintaining a fifteen-month term, unless either party elects not to extend the term. Mr. McGrath received an initial annual base salary of $176,000 per year, with the annual base salary being subject to increase by the Board. Mr. McGrath also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. McGrath is eligible for variable incentive compensation up to 100% of his base salary. If Mr. McGrath’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months under the Company’s disability plan. If Mr. McGrath’s employment is terminated by the Company without cause or if Mr. McGrath resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to his full base pay rate for the remainder of the term of the agreement and 15 months of continued health care benefits at no cost to him.

Executive Severance Benefits and Potential Payments Upon Change of Control

As described above, the Company has entered into agreements with our executive officers which will require the Company to provide compensation and benefits to the executive officers in the event of certain terminations of employment and/or a change in control. The compensation and benefits set forth in the tables below with respect to our named executive officers assume that any change in control or termination of employment was effective as of December 31, 2018. This information is based on the Company’s best estimate of the compensation that would be provided to the executive officers upon a change of control or a termination of employment. No additional compensation is provided to executive officers upon a termination of employment by the Company for cause. Severance benefits set forth in the employment agreements are contingent on continued compliance with any applicable restrictive covenant.

Potential Payments upon Termination or Change in Control—Dennis M. Oates

Executive Benefits and Payments Upon Termination	Change in Control ($)	Involuntary Not for Cause or Good Reason Termination (C/C) ($)	Disability ($)	Death ($)
Compensation:
Base Salary	—	675,000	—	—
Stock Award	—	—	—	—
Benefits and Perquisites:
Post-termination Health Care	—	27,493	—	—
Life Insurance Proceeds	—	—	—	1,450,000
Disability Benefits	—	—	150,000	—
Total:	—	702,493	150,000	1,450,000

Potential Payments upon Termination or Change in Control—Christopher T. Scanlon

Executive Benefits and Payments Upon Termination	Change in Control ($)	Involuntary Not for Cause or Good Reason Termination (C/C) ($)	Disability ($)	Death ($)
Compensation:
Base Salary	—	215,000	—	—
Stock Awards	—	—	—	—
Benefits and Perquisites:
Post-termination Health Care	—	18,329	—	—
Life Insurance Proceeds	—	—	—	215,000
Disability Benefits	—	—	71,667	—
Total:	—	233,329	71,667	215,000

Potential Payments upon Termination or Change in Control—Christopher M. Zimmer

Executive Benefits and Payments Upon Termination	Change in Control ($)	Involuntary Not for Cause or Good Reason Termination (C/C) ($)	Disability ($)	Death ($)
Compensation:
Base Salary	—	407,888	—	—
Stock Awards	—	—	—	—
Benefits and Perquisites:
Post-termination Health Care	—	31,636	—	—
Life Insurance Proceeds	—	—	—	271,925
Disability Benefits	—	—	90,642	—
Total:	—	493,524	90,642	271,925

Potential Payments upon Termination or Change in Control—Graham McIntosh

Executive Benefits and Payments Upon Termination	Change in Control ($)	Involuntary Not for Cause or Good Reason Termination (C/C) ($)	Disability ($)	Death ($)
Compensation:
Base Salary	—	253,000	—	—
Stock Award	—	—	—	—
Benefits and Perquisites:
Post-termination Health Care	—	18,329	—	—
Life Insurance Proceeds	—	—	—	253,000
Disability Benefits	—	—	84,333	—
Total:	—	271,329	84,333	253,000

Potential Payments upon Termination or Change in Control—Paul A. McGrath

Executive Benefits and Payments Upon Termination	Change in Control ($)	Involuntary Not for Cause or Good Reason Termination (C/C) ($)	Disability ($)	Death ($)
Compensation:
Base Salary	—	285,813	—	—
Stock Awards	—	—	—	—
Benefits and Perquisites:
Post-termination Health Care	—	22,911	—	—
Life Insurance Proceeds	—	—	—	228,650
Disability Benefits	—	—	76,217	—
Total:	—	308,724	76,217	228,650

Additional Information on Employment Agreements and Compensation Plans

The summaries of the employment agreements and equity compensation plans provided above are qualified by reference to the full text of the specific agreement or plan, each of which is an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and is incorporated into this Proxy Statement by reference. Copies of any such agreement or plan also may be obtained by making written request to the Company’s Secretary.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee administers the Company’s executive compensation programs and policies. During 2018, Messrs. Ayers, Dunn, Kornblatt, Toledano and Ms. Bacchus, each a non-employee director at the time, served on the Compensation Committee. None of the members of the Compensation Committee (i) served as an officer or employee of the Company during 2018, (ii) ever served as an officer of the Company prior to 2018 or (iii) were engaged in 2018 in any transactions required to be disclosed in this Proxy Statement.

CEO PAY RATIO

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Dennis M. Oates, our Chief Executive Officer, President and Chairman of the Board (our “CEO”) The pay ratio included below is a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K:

For 2018, the median of the annual total compensation of all employees of our company (other than our CEO) was $65,871 which includes the Company paid portion of the employees’ health insurance. The annual total compensation of our CEO, as reported in the Summary Compensation Table in this Proxy Statement, plus the Company paid portion of the CEO’s health insurance was $1,023,366. Based on this information, for 2018 the ratio of the annual total compensation of Mr. Oates, our Chief Executive Officer, President and Chairman of the Board to the median of the annual total compensation of all employees was approximately 15.54 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.	We determined that, as of December 31, 2018, our employee population consisted of approximately 771 individuals, with all of these individuals located in the United States. This population consisted of our full-time, part-time, and temporary employees. To identify the “median employee” from our employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2018. In making this determination, we annualized the compensation of approximately 240 full-time employees who were hired in 2018 but did not work for us for the entire fiscal year. The value of the Company provided health insurance benefit was included.

2.	Once we identified our median employee, we combined all the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $65,871.

The contributions to these plans was used in the calculation to determine the median employees compensation.

3.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this Proxy Statement and then added the Company paid portion of the CEO’s health insurance resulting in compensation of $1,023,366, which was $18,854 higher than the amount reported in the Summary Compensation Table.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (“the Committee”) is composed of four members, each of whom have been determined by the Board of Directors to be independent, as defined under applicable Nasdaq listing standards as currently in effect. The Board of Directors has further determined that M. David Kornblatt, the Chairman of the Committee, is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). The Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

The Committee appoints the Company’s independent registered public accountants. The Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal control and external audit processes.

The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Committee discussed with the independent registered public accountants matters required to be discussed by the applicable requirements of the Public Company Accounting Oversite Board and the SEC.

The Committee also has received the written disclosures and the letter from SD, required by applicable requirements of the Public Company Accounting Oversight Board regarding SD’s communications with the Committee concerning independence, and the Committee has discussed with that firm its independence from the Company.

Based on the foregoing review and discussions and relying thereon, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Company’s future filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

The Audit Committee

M. David Kornblatt, Chairman

Christopher L. Ayers

Judith L. Bacchus

Udi Toledano

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee appointed SD as independent registered public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 2018. Representatives of SD are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees and other expenses for professional audit services rendered by SD for the audit of the Company’s annual financial statements for the years ended December 31, 2018 and December 31, 2017, and fees and other expenses for other services rendered by SD during those periods:

	2018	2017
Audit fees	$439,981	$448,287
Audit-related fees	12,875	23,851
Tax fees	—	—
All other fees	—	—
Total	$452,856	$472,138

Audit Fees

Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements and internal control over financial reporting and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

Audit-Related Fees

Audit-related services include fees for benefit plan audits and consultation on accounting standards or transactions.

Tax Fees

Tax services include fees for tax compliance, tax advice and tax planning.

All Other Fees

SD was not engaged to perform any other services in 2018.

The Audit Committee considered whether the provision of all services described above was compatible with maintaining the auditor’s independence and has determined such services for fiscal 2018 and 2017 were compatible with maintaining the auditor’s independence. All services described above were pre-approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i) of Regulation S-X promulgated by the SEC.

Policy on Audit and Compliance Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor and pre-approved all of the audit and non-audit services provided by SD in 2018 and 2017. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain officers of Universal Stainless and its directors, and persons who beneficially own more than 10% of any registered class of Universal Stainless’ equity securities, to file reports of ownership in such securities and changes in ownership with the SEC, The Nasdaq Stock Market and Universal Stainless.

Based solely upon Universal Stainless’ review of the reports and representations provided to it by persons required to file reports under Section 16(a), Universal Stainless believes that all of the Section 16(a) filing requirements applicable to Universal Stainless’ reporting officers, directors and greater than 10% beneficial owners during 2018 were properly and timely satisfied except for a Form 3 for Ms. Bacchus, a Form 4 for each of Messrs. McGrath, Oates and Toledano reporting the sale of common stock and a Form 4 for each of Messrs. Oates and McGrath reporting the exercise of stock options.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the SEC, proposals of stockholders intended to be presented at the 2020 Annual Meeting of Stockholders must be received no later than December 14, 2019 for inclusion in the proxy statement and proxy card for that meeting. The Company’s Second Amended and Restated Bylaws provide that in order for other business to be properly brought before an annual meeting by a stockholder other than pursuant to Rule 14a-8, the stockholder must give timely notice thereof in writing to the Company’s Secretary. For such notice relating to stockholder proposals other than director nominations to be timely with respect to the 2020 Annual Meeting, the notices must be in writing and must be delivered or mailed by certified mail to the Secretary of the Corporation and received at the principal offices of the Corporation, not earlier than January 3, 2020 and not later than February 2, 2020; provided, however, that in the event that the date of the 2020 Annual Meeting is earlier than April 3, 2020 or later than July 2, 2020, notice by the stockholder must be received no earlier than January 3, 2020 and not later than the close of business on the later of February 2, 2020 and, if the first public announcement of the date of such advanced or delayed 2020 Annual Meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of the 2020 Annual Meeting is first made. Advance written notice of a proposed director nomination by a stockholder at the 2020 Annual Meeting must be received by the Secretary by certified mail at the principal executive offices of the Corporation no later than February 2, 2020, or, if the 2020 Annual Meeting is held earlier than February 22, 2020, the close of business on the tenth day following the date on which notice of the 2020 Annual Meeting is first given to the stockholders. If a stockholder presents a proposal at an Annual Meeting, other than through inclusion of such proposal in Universal Stainless’ proxy materials for that meeting, management proxies may use their discretionary voting authority with respect to such proposal to vote any share with respect to which a valid proxy is submitted.

OTHER MATTERS

The Board of Directors and management know of no matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxy holders will vote in regard thereto in accordance with their best judgment, insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors,

Paul A. McGrath

Vice President Administration, General Counsel and Secretary

Bridgeville, Pennsylvania

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

2019 Annual Meeting of Stockholders

May 2, 2019,
10:00 A.M., local time

This Proxy is Solicited on Behalf
of The Board of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

	▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲
PROXY							Please mark your votes like this	☒
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES “FOR” EACH OF THE FOLLOWING:

						FOR	AGAINST	ABSTAIN
1.	Election of the following nominees as directors:	FOR all Nominees listed below	WITHHOLD AUTHORITY to vote (except as indicated to the contrary for all nominees listed below)	3.	Ratification of the Appointment of Schneider Downs & Co., Inc. as the Company’s Independent Registered Pubic Accountants for 2019.	☐	☐	☐
		☐	☐
	NOMINEES: (01) Christopher L. Ayers (02) Judith L. Bacchus (03) M. David Kornblatt	(04) Dennis M. Oates (05) Udi Toledano		4.	OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.
	(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)				THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH.

		FOR	AGAINST	ABSTAIN
2.	Approval of the compensation for the Company’s named executive officers.	☐	☐	☐

CONTROL NUMBER

Signature	Signature	Date	, 2019.

Note: Please print and sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the Proxy. If a corporation, please sign as full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

▲  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  ▲

PROXY

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON MAY 2, 2019

The undersigned hereby appoints Dennis M. Oates and Paul A. McGrath, and each of them, with full power of substitution, proxies to vote all shares of common stock, $.001 Par Value, of Universal Stainless & Alloy Products, Inc., a Delaware corporation (the “Company”), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Clarion Hotel & Conference Center, 30 Lake Shore Drive E, Dunkirk, NY 14048, on May 2, 2019 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY COMPLETED, EXECUTED, DATED AND RETURNED, WILL BE VOTED AS INDICATED. IF NO INDICATION IS MADE ON A PROXY THAT IS PROPERLY COMPLETED, SIGNED, DATED AND RETURNED, THE PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED PROXY HEREIN ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD DIRECTORS.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. YOU MAY REVOKE THIS PROXY AT ANY TIME BY FORWARDING TO THE COMPANY A SUBSEQUENTLY DATED PROXY RECEIVED BY THE COMPANY PRIOR TO THE TAKING OF A VOTE ON THE MATTER HEREIN.

(Continued, and to be marked, dated and signed, on the other side)